PARTICIPANTS

Corporate Participants

Michael Bielonko – Chief Financial Officer & Secretary

Zivi R. Nedivi – President & Chief Executive Officer

Other Participants

Jim P. McIlree – Analyst, Dominick & Dominick Securities

Mark C. Jordan – Analyst, Noble Financial Capital Markets

MANAGEMENT DISCUSSION SECTION

Operator: Good morning, and welcome to the Cyalume Technologies 2012 First Quarter Earnings Conference Call. With us today, are Zivi Nedivi; President and Chief Executive Officer and Michael Bielonko, Chief Financial Officer. After management’s prepared remarks, there will be a Q&A session.

Before we continue, I would like to remind our listeners, that this conference call may include items in the forward-looking nature with respect to certain securities regulations. We refer you to the forward-looking statement disclaimers made in the 10-K and 10-Q filings with the Securities and Exchange Commission, as well as those forward-looking statements made in the Company’s press releases.

Throughout this call, Cyalume may discuss both GAAP and non-GAAP financial measures. The non-GAAP measures are not intended to be considered in isolation from, as a substitute for, or superior to GAAP results. The company encourages investors to consider all measures before making an investment decision. All comparisons made in the course of this call are against the same period in the prior year unless, otherwise stated.

I would now like to turn the call over to Michael Bielonko, Chief Financial Officer of Cyalume Technologies. Please go ahead, sir.

Michael Bielonko, Chief Financial Officer & Secretary

Thank you, and good morning. Total revenues of approximately $8 million for the first quarter of 2012, were down from last year’s total by $1.1 million or approximately 12%. The most significant contributor to this decrease was the military non-ammunition category, which dropped by approximately $2 million in the prior year.

The factors affecting us during the second half of 2011, that we have previously spoken of appeared to be continuing to adversely affect our performance. These factors include the overall military budget uncertainties and the draw down and reassignment of military troops in Iraq and Afghanistan. Unlike the second half of 2011, with the impact was still primarily in the U.S., in our first quarter of this year, we saw it spill over into our European markets.

Sales from our December acquisition, Combat Training Solutions, comprised approximately 10% of our first quarter military non-ammunition revenue category. Our ammunition revenues fell from the prior year by $0.8 million, due to lower purchases by the Marine Corp of the 40 millimeter high-velocity training round. Sales of the newest training round, the 40 millimeter low velocity round are expected to begin until at least the fourth quarter of this year.

Our commercial safety revenues were flat with last year. Alternatively and partially offsetting the sales decreases just discussed, revenues from our Specialty Products division, which we acquired at the end of August last year. For the first quarter, revenues at this division are running approximately $100,000 higher per month than for the four months 2011, in which they were a part of this. We are encouraged by the level of performance and expect it to continue.

Our gross profit decreased due to lower level of revenues and also to a slight drop in the gross margin. Our gross margin was affected by the product mix, largely due to a decrease in the chemical light products that carry a higher margin.

And turning to our expenses, our combined selling, general and administrative and R&D expenses were approximately $3.8 million, representing an increase of approximately $800,000 over the prior year. Of this increase, just under $500,000 was attributable to recording severance and related costs associated with our former CEO. Of the remaining difference, it was attributable to the additional expenses brought on and associated with the two acquisitions.

With the lower gross profit combined with higher operating expenses, we incurred a pre-tax loss of approximately $1.5 million, as compared to a pre-tax profit of approximately $1.5 million in the prior year.

And turning to the balance sheet, accounts receivable is up by approximately $400,000 over year-end due to March revenues being higher than December revenues. Inventories were up over year-end by approximately $700,000 due to the timing of purchases whereby we purchased some of our items such as glass, foils and chemicals in bulk several times a year. Corresponding to this, accounts payable was up. Based on the relatively weak performance in the past two quarters, cash is down. We expect to be able to maintain adequate cash flows to support business operations. Thank you.

Let me now turn the call over to Zivi.

Zivi R. Nedivi, President & Chief Executive Officer

Thank you, Mike. Hello, everyone and thank you for joining. This is the second numbers call that I’m attending and both of them have been severely negative. I joined the company on April 2 of this year. Therefore, this is the last numbers call, relating to a period in which I was not at the company. The company has been affected by a number of external factors, the major one being reduction and uncertainty of military budgets and return of troops from overseas, which resulted in the reduction of performance. When I joined and assessed the company, I was happy to see that there were two primary variables that in my eyes are fundamental in our recovery. The first, the market is huge, and the second our IP and competitive advantages are real. The company has been dependent on legacy contracts for too long and the sales have been a direct derivative of these contracts. As the contracts produced less, the company’s performance declined.

In order to change direction and enable a decisive turnaround, I have taken the following steps: I have changed the structure of the company and aligned it into business units, each one with P&L accountability, which was totally lacking in the previous structure. The business units, specialty products, chemical light, ammunition and training, are now run as profit centers. I have arranged personnel and I am in the process of hiring a strong COO. We are addressing the cost structure of each business units according to its profitability. And we are addressing numerous initiatives at each business unit level that will result in additional contribution.

These steps cannot be completed and absorbed immediately, and of course the results cannot be extracted instantly. My goals for timing are to complete the realignment of the company structure by the end of the second quarter then following two quarters under our belt, I hope and anticipate seeing the results of these changes by the end of this calendar year. This means that our next two quarters will continue to be difficult and challenging, but I want to emphasize that our plan is tangible and achievable.

I truly believe in our ability to perform this turnaround and be in the inherent value of the company.

Operator, I would like now to open the Q&A session.

QUESTION AND ANSWER SECTION

Operator: Thank you. We will now be conducting the question-and-answer session. [Operator Instructions] Thank you. Our first question is from Jim Mcllree of Dominick & Dominick. Please proceed with your question.

<Q – Jim McIlree – Dominick & Dominick Securities>: Thank you, good morning. As you go through the process of looking at all the business units, is there a potential for you to dispose of any of your product lines or business units?

<A – Zivi Nedivi – Cyalume Technologies Holdings, Inc.>: Jim, at this time, every one of our business units on a standalone basis looking on a business plan is not only viable, but I do believe that we can increase the contribution. On the chemical lights division, on which we have numerous high levels of quantities of products, these are contractual government contracts, which we can’t just say; let’s drop 10 or 20 of these product lines. We are fairly agile in changing equipment and producing different products and it’s not an intense overhead for us this accumulation of large. It is a standard, I mean; your question is a very viable one. This is not something that would significantly impact us. We’ve implemented changes in how we develop products and the development of products now have a return on investment criteria that without – that we don’t go into development. And I believe over a period of time that – we’ll continue to do this. It will enhance our product lines and we will drop products along the way, which are not bringing a return. So, the short answer is, we don’t have any massive intended reduction of lists of products. But it will go qualitative – going forward it will reduce the number.

<Q – Jim McIlree – Dominick & Dominick Securities>: Okay, that’s helpful. And then as you go through the businesses, it sounds like you’re going to realign the – all the operating expenses and I’m assuming that that will result in shifts in OpEx between – and I don’t know, maybe higher R&D, but lower G&A something like that. Can you kind of walk through how you’re thinking of your expense lines and what you think the trajectory of those are going to be for the rest of the year?

<A – Zivi Nedivi – Cyalume Technologies Holdings, Inc.>: Yes. I think best is, I will walk through how the business units will perform. The company will work in a matrix operation, which means that the vertical are P&L centers of the business units. The horizontal are service providers, which start with R&D and finance and operations, which are allocated according to the business draws. But the business unit leaders now need to allocate the budgets to the horizontal, which means, if the head of sales is selling chemical lights, his budget and quota for salespeople for the chemical lights is given to him by the head of the business unit. He can’t just hire salespeople. The head of the chemical lights looks it in his P&L and say, I can afford two, three, five salespeople from my budget in order to maintain our profit and loss, and he negotiates with their head of sales as to I can afford to give you five salespeople, but I want to see that they’re working for my business unit. This way the sales unit and the sales – the head of sales and geographical sales all have quotas that they need to meet. And in order to meet those quotas, they get the budgets from the head of the business units. By orienting this kind of process, it – on an ongoing process, it requires the head of the business units to maintain profitability and allocate salespeople only as to that they can afford.

<Q – Jim McIlree – Dominick & Dominick Securities>: I’m with you. That’s very helpful. Thank you. And in terms of the business unit leaders, those have been chosen and they are in place and they are all ready to go? Or how far long are you in that process of choosing those leaders and having those plans be submitted and approved?

<A – Zivi Nedivi – Cyalume Technologies Holdings, Inc.>: I would say that the business units are aligned. The business unit leaders have been assigned. It is early to say that we’re too small of a company for me to take for the heads of these business units at CEO-level person which I would have liked to do and in a larger company would be applicable. So, it is too early to say on the performance. I think I chose the right people. I have already changed the business structure and we are already working in the new structure and these people will need to prove themselves.

<Q – Jim McIlree – Dominick & Dominick Securities>: Okay, that’s, great. Thank you very much and good luck.

<A – Zivi Nedivi – Cyalume Technologies Holdings, Inc.>: Thank you.

Operator: Thank you. [Operator Instructions] Our next question is from the line of Mark Jordan of Noble Financial. Please state your question.

<Q – Mark Jordan – Noble Financial Capital Markets>: Good morning gentlemen. Relative to inventories, you did have that uptake, but I think if you would step back, it’s a fairly high inventory level for the current sort of general level of revenue. Do you have the opportunity there to restructure, how you’re doing business to generate cash out of inventory? Do you see any of that is being excessive?

<A – Zivi Nedivi – Cyalume Technologies Holdings, Inc.>: Mike, I will answer this. There are two reasons that our inventory is up. One, is that has – as Mike has stated, we have to buy bulk in order to get good prices over a year and as far as timing, we had more than our share in the first quarter. Second, when you are – or when we anticipated higher sales and acquired raw material for those higher sales and those higher sales didn’t materialize, then obviously, we have higher than expected levels of inventory. Our inventory is viable and this will smooth out over the course of the year. I think that we are fairly efficient. We could obviously improve the efficiency. But this is – when the sales go up and the sales go down, these are one way changes. And when our sales increase, then obviously the proportionate it will drop. Mike, you want to add anything to that?

<A – Michael Bielonko – Cyalume Technologies Holdings, Inc.>: Yes, I fully agree to that. We – we view our inventories every month for viability of the products we have and do not anticipate with the recent slowdown in sales any issues with excessive write-offs of inventory or anything at this point in time.

<Q – Mark Jordan – Noble Financial Capital Markets>: Okay. Final question relative to the capital structure, when you have a couple of million dollars’ worth of notes due and debt of – long-term debt of $18 million, could you just describe the liquidity needs you have the service the debt which you are carrying?

<A – Zivi Nedivi – Cyalume Technologies Holdings, Inc.>: Mike?

<A – Michael Bielonko – Cyalume Technologies Holdings, Inc.>: Well, I think at this point in time, based on the current projections, we have – that we’re working off internally, expect to be able to meet the current requirements for debt and interest payments over the – over the coming year from cash flow from operations. We do have a standby revolving credit agreement which provides $4 million to $5 million worth of credit availability. So we always have that reliant for any short-term needs. But at this time, until unless things substantially change or Zivi’s strategic plans significantly change for the future of the company, then I think we would assume when we would just go forward and manage our cash from operations effectively to be able to make our payments without any external needs.

<A – Zivi Nedivi – Cyalume Technologies Holdings, Inc.>: Mark, I would like to add to that, that when things look better, I do plan to refinance at a senior level including taking out the subordinated debt. This is not the time to do it and at this time we have to meet the principal and interest payments on a quarterly basis and we intend doing that through the end of the year.

<Q – Mark Jordan – Noble Financial Capital Markets>: Okay, thank you very much.

Operator: Thank you. [Operator Instructions] Thank you, at this time, I’ll turn the floor back to management for closing comments.

Zivi R. Nedivi, President & Chief Executive Officer

Okay, once again, thank you everybody for participating. I do hope that as I said by the end of the year, we’ll be able to show that we are bearing fruits of the efforts that we’re going through now. It’s not an easy period and I know it’s not an easy period for you. But I think, we’re making some decisive measures and I believe they will be very fruitful. Thank you everybody for participating.

Operator: That concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.